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                                                                    EXHIBIT 12.3


                              COMCAST CORPORATION
      STATEMENT REGARDING COMPARISON OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)



                                              Three Months
                                             Ended March 31,                          Years Ended December 31,
                                             ---------------     ------------------------------------------------------------------
                                                  2002           2001           2000           1999           1998           1997
Earnings (loss) before fixed charges(1):

  Earnings (loss) from continuing operations
   before extraordinary items and
   cumulative effect of accounting change         $(88.9)        $  225.6       $2,045.1       $  780.9       $1,007.7      $(182.9)

  Minority interest                                 43.6            160.4          115.3           (4.6)         (44.3)       (76.2)

  Income tax expense                                 2.7            470.2        1,441.3          723.7          594.0         70.4

  Equity in net (income) losses of affiliates        5.4             28.5           21.3           (1.4)         515.9        343.8

  Fixed charges                                    186.7            731.8          691.4          538.3          466.7        458.9
                                                  ---------------------------------------------------------------------------------
                                                  $149.5         $1,616.5       $4,314.4       $2,036.9       $2,540.0      $ 614.0
                                                  =================================================================================
Fixed charges:

  Interest expense                                $186.7         $  731.8       $  691.4       $  538.3       $  466.7      $ 458.9

  Capitalized Interest                                --               --             --             --             --         18.0
                                                  ---------------------------------------------------------------------------------
                                                  $186.7         $  731.8       $  691.4       $  538.3       $  466.7      $ 476.9

                                                  =================================================================================

Ratio of earnings to fixed charges(1)(2)              --             2.21           6.24           3.78           5.44         1.29


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(1) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, minority interest, equity in net (income) losses of affiliates and fixed charges. Fixed charges consist of interest expense and capitalized interest.

(2) For the three months ended March 31, 2002, earnings, as defined, were inadequate to cover fixed charges by $37.2 million.